News Release

Contact:
	Steve Dale Media Relations (612) 303-0784	H.D. McCullough Investor Relations (612) 303-0786	Judith T. Murphy Investor Relations (612) 303-0783

U.S. BANCORP REPORTS 19.2 PERCENT INCREASE IN NET INCOME FOR FOURTH QUARTER 2003

COMPANY ADOPTS “FAIR VALUE” METHOD OF ACCOUNTING FOR STOCK-BASED
COMPENSATION. FOURTH QUARTER EPS FROM CONTINUING OPERATIONS REDUCED BY $.02
PER DILUTED SHARE AND FULL YEAR EPS FROM CONTINUING OPERATIONS REDUCED BY $.06
PER DILUTED SHARE

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Income from continuing operations before cumulative effect of accounting change, net	$970.3	$940.7	$858.6	3.1	13.0	$3,710.1	$3,228.0	14.9
Net income	977.0	950.9	819.7	2.7	19.2	3,732.6	3,168.1	17.8

Earnings per share from continuing operations before cumulative effect of accounting change (diluted)	0.50	0.48	0.45	4.2	11.1	1.92	1.68	14.3
Earnings per share (diluted)	0.50	0.49	0.43	2.0	16.3	1.93	1.65	17.0

Return on average assets (%)	2.05	1.98	1.83			1.99	1.84
Return on average equity(%)	19.4	19.5	17.8			19.2	18.3
Efficiency ratio (%)	43.1	40.3	48.8			45.6	48.8

Dividends declared per share	$0.240	$0.205	$0.195	17.1	23.1	$0.855	$0.78	9.6
Book value per share (period-end)	10.01	10.26	9.62	(2.4)	4.1
Net interest margin (%)	4.42	4.43	4.65			4.49	4.65

     MINNEAPOLIS, January 20, 2004 — U.S. Bancorp (NYSE: USB) today reported net income of $977.0 million for the fourth quarter of 2003, compared with $819.7 million for the fourth quarter of 2002. Net income of $.50 per diluted share in the fourth quarter of 2003 was higher than the same period of 2002 by $.07 (16.3 percent). Return on average assets and return on average equity were 2.05 percent and 19.4 percent, respectively, for the fourth quarter of 2003, compared with returns of 1.83 percent and 17.8 percent, respectively, for the fourth quarter of 2002. Net income in the fourth quarter of 2003 included after-tax merger and restructuring-related items of ($5.0)

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

million, which had an immaterial impact on earnings per share, compared with ($69.9) million, or ($.03) per diluted share, in the fourth quarter of 2002.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “2003 concluded a 5-year period dominated by transformational acquisitions and their resulting integration activities. Due to the dedication and support of our exceptional employees, we now have a company that is uniquely positioned to achieve consistent earnings growth as a result of our balanced business mix, advantaged scale, reduced risk profile, low-cost leadership position and emphasis on customer service.

     “Specific to 2003, we achieved our earnings objectives, despite the soft economy, increasing net income by 17.8 percent while producing industry-leading returns on assets and equity of 1.99 percent and 19.2 percent, respectively. In addition, we completed the spin-off of Piper Jaffray to our shareholders, a company with a market value of approximately $880 million, increased our cash dividend twice during the year resulting in a increase of 23.1 percent from the rate paid in the fourth quarter of 2002 and announced our intention to return 80 percent of earnings to shareholders through dividends or share repurchases.

     “Looking forward to 2004, we see business conditions improving, as evidenced by the significant improvements we saw in the fourth quarter of 2003 in credit quality, as well as improving trends in our fiduciary and payments businesses. In this improving environment, we intend to achieve our stated long-term earnings per share growth goal of 10 percent, while continuing to make the investments that are necessary to ensure top line growth.

     “In closing, I would like to thank all of our employees for their hard work and commitment in making 2003 a year of significant progress. Their focus on service quality, expanding existing customer relationships and acquiring new customer relationships was apparent in 2003 and will be critical to achieving our objectives in the future.”

     The Company’s results for the fourth quarter of 2003 improved over the same period of 2002, primarily due to growth in net interest income and fee based products and services, as well as controlled operating expense and lower credit costs. Net income from continuing operations was $970.3 million, or $.50 per diluted share, for the fourth quarter of 2003, compared with $858.6 million, or $.45 per diluted share for the fourth quarter of 2002, representing an 11.1 percent annual growth rate.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2003 was $37.7 million (1.2 percent) lower than the fourth quarter of 2002, which primarily reflected the net reduction in securities gains (losses) of $106.3 million, in addition to an unfavorable variance in commercial products revenue and lower year-over-year gains from the sale of assets. Otherwise, favorable revenue growth occurred in net interest income, payment systems revenue, cash management fees, trust and investment management fees, and mortgage banking revenue. Acquisitions, including the 57 branches of Bay View Bank in California and the corporate trust business of State Street Bank and Trust Company (“State Street Corporate Trust”), contributed approximately $33.0 million of additional net revenue year-over-year.

     Total noninterest expense in the fourth quarter of 2003 was lower than the fourth quarter of 2002 by $144.2 million (9.7 percent), primarily reflecting a $99.7 million reduction in merger and restructuring-related charges, a $54.1 million favorable change in the recognition of mortgage servicing rights (“MSR”) impairment and cost savings from completed merger and restructuring-related activities. These positive variances were partially offset by expense increases due to acquisitions, which accounted for approximately $16.0 million of expense growth year-over-year.

     Provision for credit losses for the fourth quarter of 2003 was $286.0 million, a decrease of $63.0 million (18.1 percent) from the fourth quarter of 2002. Net charge-offs in the fourth quarter of 2003 were $285.1 million, compared with the third quarter of 2003 net charge-offs of $309.9 million and the fourth quarter of 2002 net charge-offs of $378.5 million. The decline in losses from a year ago was primarily the result of an improving credit risk profile and collection efforts. Total nonperforming assets declined to $1,148.1 million at December 31, 2003, from $1,318.3 million at September 30, 2003 (12.9 percent), and $1,373.5 million at December 31, 2002 (16.4 percent). The ratio of the allowance for credit losses to nonperforming loans was 232 percent at December 31, 2003, compared with 202 percent at September 30, 2003, and 196 percent at December 31, 2002.

     On December 31, 2003, the Company announced that it had completed the spin-off of Piper Jaffray Companies (NYSE: PJC). The Company distributed one share of Piper Jaffray Companies common stock for every 100 shares of U.S. Bancorp common stock held by shareholders of record as of 5:00 p.m., EST, on December 22, 2003, by means of a special dividend. In connection with the spin-off, accounting rules require that the financial statements be restated for all prior periods. As such, historical financial results related to Piper Jaffray have been segregated and accounted for

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

in the Company’s financial statements as discontinued operations. Net income in the fourth quarter of 2003 included after-tax income from the discontinued operations of Piper Jaffray Companies of $6.7 million, which had an immaterial impact on diluted earnings per share. This compared with an after-tax loss of ($38.9) million, or ($.02) per diluted share, in the fourth quarter of 2002. For the full year 2003, net income included after-tax income from discontinued operations of $22.5 million, or $.01 per diluted share, compared with an after-tax loss of ($22.7) million, or ($.01) per diluted share, for the full year 2002.

     Effective January 8, 2004, the Company elected to adopt the “fair value” method of accounting for stock-based compensation. This resulted in the Company recognizing compensation expense for the estimated fair value of all employee stock options granted, modified or settled in fiscal years beginning after December 15, 1994. The company has implemented this accounting change utilizing the “retroactive restatement method,” which requires all financial statement periods to be restated for all stock-based compensation. Consequently, the financial results for the fourth quarter of 2003, full year 2003 and all respective prior periods have been restated to reflect this change in accounting. The impact of this change on diluted earnings per share from continuing operations for fourth quarter of 2003 and fourth quarter of 2002 was ($.02) and ($.01), respectively. In addition, the impact on diluted earnings per share from continuing operations for full year 2003 and 2002 was ($.06) and ($.05), respectively, due to this change. The impact of this change on diluted earnings per share for the fourth quarter of 2003 and 2002 was ($.01) and ($.02), respectively, and ($.06) per diluted share for both full year 2003 and 2002.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Net interest income	$1,816.7	$1,825.5	$1,765.3	(0.5)	2.9	$7,217.5	$6,847.2	5.4
Noninterest income	1,296.6	1,177.4	1,385.7	10.1	(6.4)	5,313.0	5,210.7	2.0

Total net revenue	3,113.3	3,002.9	3,151.0	3.7	(1.2)	12,530.5	12,057.9	3.9
Noninterest expense	1,342.4	1,253.3	1,486.6	7.1	(9.7)	5,596.9	5,740.5	(2.5)
Provision for credit losses	286.0	310.0	349.0	(7.7)	(18.1)	1,254.0	1,349.0	(7.0)

Income from continuing operations before income taxes and cumulative effect of accounting change	1,484.9	1,439.6	1,315.4	3.1	12.9	5,679.6	4,968.4	14.3
Taxable-equivalent adjustment	7.2	7.0	7.7	2.9	(6.5)	28.2	32.9	(14.3)
Applicable income taxes	507.4	491.9	449.1	3.2	13.0	1,941.3	1,707.5	13.7

Income from continuing operations before cumulative effect of accounting change	970.3	940.7	858.6	3.1	13.0	3,710.1	3,228.0	14.9
Income (loss) from discontinued operations (after-tax)	6.7	10.2	(38.9)	nm	nm	22.5	(22.7)	nm
Cumulative effect of accounting change (after-tax)	—	—	—	nm	nm	—	(37.2)	nm

Net income	$977.0	$950.9	$819.7	2.7	19.2	$3,732.6	$3,168.1	17.8

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting change	$0.50	$0.48	$0.45	4.2	11.1	$1.92	$1.68	14.3
Discontinued operations	—	0.01	(0.02)	nm	nm	0.01	(0.01)	nm
Cumulative effect of accounting change	—	—	—	nm	nm	—	(0.02)	nm

Net income	$0.50	$0.49	$0.43	2.0	16.3	$1.93	$1.65	17.0

Net Interest Income

     Fourth quarter net interest income on a taxable-equivalent basis was $1,816.7 million, compared with $1,765.3 million recorded in the fourth quarter of 2002. Average earning assets for the period increased over the fourth quarter of 2002 by $12.6 billion (8.3 percent), primarily driven by increases in investment securities, residential mortgages, and retail loans, partially offset by a decline in commercial loans and loans held for sale related to mortgage banking activities. The net interest margin in the fourth quarter of 2003 was 4.42 percent, compared with 4.43 percent in the third quarter of 2003 and 4.65 percent in the fourth quarter of 2002. The decline in the net interest margin in the fourth quarter of 2003 from the fourth quarter of 2002 primarily reflected growth in lower-yielding investment securities as a percent of total earning assets, a change in loan mix, and

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

a decline in the margin benefit from net free funds due to lower interest rates. In addition, the net interest margin declined year-over-year as a result of consolidating loans from Stellar Funding Group, Inc., a commercial loan conduit, onto the Company’s balance sheet during the third quarter of 2003. The slight decline in the net interest margin in the fourth quarter of 2003 from the third quarter of 2003 also reflected a similar change in earning asset mix.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Components of net interest income
Income on earning assets	$2,294.9	$2,318.3	$2,389.1	$(23.4)	$(94.2)	$9,286.2	$9,526.8	$(240.6)
Expense on interest-bearing liabilities	478.2	492.8	623.8	(14.6)	(145.6)	2,068.7	2,679.6	(610.9)

Net interest income	$1,816.7	$1,825.5	$1,765.3	$(8.8)	$51.4	$7,217.5	$6,847.2	$370.3

Average yields and rates paid
Earning assets yield	5.58%	5.63%	6.29%	(0.05)%	(0.71)%	5.77%	6.46%	(0.69)%
Rate paid on interest-bearing liabilities	1.44	1.49	2.05	(0.05)	(0.61)	1.60	2.26	(0.66)

Gross interest margin	4.14%	4.14%	4.24%	—%	(0.10)%	4.17%	4.20%	(0.03)%

Net interest margin	4.42%	4.43%	4.65%	(0.01)%	(0.23)%	4.49%	4.65%	(0.16)%

Average balances
Investment securities	$40,774	$37,777	$30,399	$2,997	$10,375	$37,248	$28,829	$8,419
Loans	119,300	119,982	115,405	(682)	3,895	118,362	114,453	3,909
Earning assets	163,705	163,865	151,099	(160)	12,606	160,808	147,410	13,398
Interest-bearing liabilities	131,990	131,693	120,682	297	11,308	129,004	118,697	10,307
Net free funds*	31,715	32,172	30,417	(457)	1,298	31,804	28,713	3,091

*	Represents noninterest-bearing deposits, allowance for credit losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other non-interest bearing liabilities and equity

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Commercial	$35,080	$36,958	$36,880	(5.1)	(4.9)	$36,238	$38,244	(5.2)
Lease financing	4,959	5,022	5,413	(1.3)	(8.4)	5,088	5,573	(8.7)

Total commercial	40,039	41,980	42,293	(4.6)	(5.3)	41,326	43,817	(5.7)

Commercial mortgages	20,230	20,089	20,056	0.7	0.9	20,166	19,212	5.0
Construction and development	7,060	7,308	6,587	(3.4)	7.2	6,976	6,511	7.1

Total commercial real estate	27,290	27,397	26,643	(0.4)	2.4	27,142	25,723	5.5

Residential mortgages	13,374	12,234	8,966	9.3	49.2	11,696	8,412	39.0

Credit card	5,713	5,606	5,662	1.9	0.9	5,525	5,633	(1.9)
Retail leasing	5,895	5,806	5,626	1.5	4.8	5,804	5,389	7.7
Home equity and second mortgages	13,084	13,093	13,651	(0.1)	(4.2)	13,239	13,232	0.1
Other retail	13,905	13,866	12,564	0.3	10.7	13,630	12,247	11.3

Total retail	38,597	38,371	37,503	0.6	2.9	38,198	36,501	4.6

Total loans	$119,300	$119,982	$115,405	(0.6)	3.4	$118,362	$114,453	3.4

     Average loans for the fourth quarter of 2003 were $3.9 billion (3.4 percent) higher than the fourth quarter of 2002, primarily due to growth in average residential mortgages of $4.4 billion (49.2 percent) and retail loans of $1.1 billion (2.9 percent) year-over-year. Total commercial loans declined by $2.3 billion (5.3 percent), while total commercial real estate loans increased by $647 million (2.4 percent). Although the consolidation of loans from the Stellar commercial loan conduit had a positive impact on average loan balances year-over-year, current credit markets and soft economic conditions throughout much of 2003 led to the overall decrease in total commercial loans. Average loans for the fourth quarter of 2003 were lower than the third quarter of 2003 by $682 million (.6 percent), reflecting reductions in commercial and commercial real estate loans, partially offset by growth in both residential mortgages and retail loans.

     Average investment securities in the fourth quarter of 2003 were $10.4 billion (34.1 percent) higher than the fourth quarter of 2002, reflecting the reinvestment of proceeds from loan sales, declines in commercial loan balances and additional deposits assumed in connection with the Bay

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

View Bank branch acquisition. Investment securities at December 31, 2003, were $14.8 billion higher than at December 31, 2002, and $8.3 billion higher than the balance at September 30, 2003. The increase from the third quarter primarily reflects the timing of securities sales late in the third quarter. During the fourth quarter of 2003, the Company continued to acquire floating-rate securities and shorter-term fixed-rate securities as part of its asset/liability management activities.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Noninterest-bearing deposits	$29,647	$31,907	$31,220	(7.1)	(5.0)	$31,715	$28,715	10.4
Interest-bearing deposits
Interest checking	20,595	20,148	16,505	2.2	24.8	19,104	15,631	22.2
Money market accounts	35,351	33,980	27,238	4.0	29.8	32,310	25,237	28.0
Savings accounts	5,708	5,846	5,011	(2.4)	13.9	5,612	4,928	13.9

Savings products	61,654	59,974	48,754	2.8	26.5	57,026	45,796	24.5
Time certificates of deposit less than $100,000	14,182	14,824	18,334	(4.3)	(22.6)	15,493	19,283	(19.7)
Time deposits greater than $100,000	10,786	11,251	12,709	(4.1)	(15.1)	12,319	11,330	8.7

Total interest-bearing deposits	86,622	86,049	79,797	0.7	8.6	84,838	76,409	11.0

Total deposits	$116,269	$117,956	$111,017	(1.4)	4.7	$116,553	$105,124	10.9

     Average noninterest-bearing deposits in the fourth quarter of 2003 were lower than the fourth quarter of 2002 by $1.6 billion (5.0 percent). The change is primarily due to lower mortgage banking activities and a decline in Federal government deposits related to their decision in the third quarter to pay for treasury management services rather than maintain compensating balances. Average interest-bearing deposits increased by $6.8 billion (8.6 percent) over the fourth quarter of 2002. Approximately $1.7 billion of the increase in average interest-bearing deposits was due to acquisitions, while the remaining $5.1 billion of growth was driven by increases in savings products balances, partially offset by decreases in time certificates of deposit less than $100,000 and time deposits greater than $100,000.

     Average noninterest-bearing deposits in the fourth quarter of 2003 were $2.3 billion (7.1 percent) lower than the third quarter of 2003 due to lower government-related deposits, while average interest-bearing deposits were slightly higher (.7 percent). Noninterest-bearing deposits at

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

December 31, 2003, were essentially flat compared to September 30, 2003, and $2.6 billion (7.5 percent) lower than at December 31, 2002.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Credit and debit card revenue	$153.4	$137.6	$143.7	11.5	6.8	$560.7	$517.0	8.5
Corporate payment products revenue	88.7	95.7	80.4	(7.3)	10.3	361.3	325.7	10.9
ATM processing services	40.3	41.3	41.7	(2.4)	(3.4)	165.9	160.6	3.3
Merchant processing services	146.0	146.3	142.0	(0.2)	2.8	561.4	567.3	(1.0)
Trust and investment management fees	246.6	239.8	213.6	2.8	15.4	953.9	892.1	6.9
Deposit service charges	186.6	187.0	186.4	(0.2)	0.1	715.8	690.3	3.7
Cash management fees	116.3	126.2	102.6	(7.8)	13.4	466.3	416.9	11.8
Commercial products revenue	98.5	97.8	108.3	0.7	(9.0)	400.5	479.2	(16.4)
Mortgage banking revenue	91.9	89.5	88.4	2.7	4.0	367.1	330.2	11.2
Investment products fees and commissions	36.2	35.5	35.0	2.0	3.4	144.9	132.7	9.2
Securities gains (losses), net	(0.1)	(108.9)	106.2	(99.9)	nm	244.8	299.9	(18.4)
Other	92.2	89.6	137.4	2.9	(32.9)	370.4	398.8	(7.1)

Total noninterest income	$1,296.6	$1,177.4	$1,385.7	10.1	(6.4)	$5,313.0	$5,210.7	2.0

Noninterest Income

     Fourth quarter noninterest income was $1,296.6 million, a decrease of $89.1 million (6.4 percent) from the same quarter of 2002, and a $119.2 million (10.1 percent) increase over the third quarter of 2003. The decline in noninterest income from the fourth quarter of 2002 was driven by a net reduction in gains (losses) on the sale of securities, other income and commercial products revenue, partially offset by increases in payment services revenue, cash management fees, trust and investment management fees, mortgage banking revenue, and the effects of acquisitions, including the branches of Bay View Bank and State Street Corporate Trust, which contributed approximately $24.3 million in additional noninterest income in the fourth quarter of 2003. Credit and debit card revenue and corporate payment products revenue were higher in the fourth quarter of 2003 than the fourth quarter of 2002 by $9.7 million (6.8 percent) and $8.3 million (10.3 percent), respectively. Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

by Wal-Mart Stores, Inc., Sears Roebuck & Co. and other retailers, which lowered the interchange rate on signature debit transactions beginning August 1, 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $12.6 million. This change in the interchange rate, in addition to higher customer loyalty rewards expenses, however, were more than offset by increases in transaction volumes and other rate adjustments. The corporate payment products revenue growth reflected growth in sales and card usage. Merchant processing services revenue was higher in the fourth quarter of 2003 than the same quarter of 2002 by $4.0 million (2.8 percent), due to an increase in transaction volume, which was partially offset by lower processing spreads resulting from changes in the mix of merchants. The favorable variance in trust and investment management fees of $33.0 million (15.4 percent) in the fourth quarter of 2003 over the same period of 2002 was principally driven by the acquisition of State Street Corporate Trust, which contributed approximately $21.1 million in fees during the fourth quarter of 2003. In addition, trust and investment management fees benefited from higher equity market valuations and account growth year-over-year. Cash management fees grew by $13.7 million (13.4 percent) in the fourth quarter of 2003 over the same period of 2002. The increase in cash management fees year-over-year was primarily driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from compensating balances, reflected in net interest income, to fees. Mortgage banking revenue increased by $3.5 million (4.0 percent) over the same period of 2002 due to higher loan servicing revenue, which was slightly offset by a decline in origination and sales revenue. Offsetting these favorable variances were declines in other income and commercial products revenue year-over-year. Other income declined primarily due to a $46.5 million gain on the sale of a co-branded credit card portfolio recorded in the fourth quarter of 2002. Commercial products revenue declined by $9.8 million (9.0 percent) year-over-year, principally reflecting lower commercial loan conduit servicing fees, which resulted, in part, from unwinding the Stellar commercial loan conduit.

     Noninterest income increased in the fourth quarter of 2003 by $119.2 million (10.1 percent) over the third quarter of 2003, primarily due to the net favorable change in gains (losses) on the sale of securities of $108.8 million and increases in credit and debit card revenue and trust and investment management fees. These favorable variances were partially offset by lower corporate payment product fees and cash management fees. Credit and debit card revenue in the fourth quarter was seasonally higher than the third quarter of 2003. The VISA USA settlement had a

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

slight negative impact of $4.9 million, as the reduced interchange rates became effective August 1, 2003. Trust and investment management fees increased by $6.8 million (2.8 percent) over the third quarter of 2003 due to the impact of improving equity market valuations, annual fees and core account growth. Corporate payment products fees were seasonally lower than the third quarter of 2003, primarily due to the government purchasing card sales volumes, while cash management fees declined from the prior quarter due to lower fees from government-related sources.

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change	Full	Full
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent
	2003	2003	2002	3Q03	4Q02	2003	2002	Change

Salaries	$539.4	$543.8	$545.1	(0.8)	(1.0)	$2,176.8	$2,167.5	0.4
Employee benefits	81.3	75.8	83.0	7.3	(2.0)	328.4	317.5	3.4
Net occupancy	91.9	93.9	96.1	(2.1)	(4.4)	372.6	375.9	(0.9)
Furniture and equipment	69.7	67.4	71.6	3.4	(2.7)	271.1	282.8	(4.1)
Communication	37.8	38.5	38.5	(1.8)	(1.8)	157.2	145.7	7.9
Postage	43.2	43.9	41.7	(1.6)	3.6	175.8	172.4	2.0
Other intangible assets	124.2	10.8	156.7	nm	(20.7)	682.4	553.0	23.4
Merger and restructuring-related charges	7.6	10.2	107.3	(25.5)	(92.9)	46.2	321.2	(85.6)
Other	347.3	369.0	346.6	(5.9)	0.2	1,386.4	1,404.5	(1.3)

Total noninterest expense	$1,342.4	$1,253.3	$1,486.6	7.1	(9.7)	$5,596.9	$5,740.5	(2.5)

Noninterest Expense

     Fourth quarter noninterest expense totaled $1,342.4 million, a decrease of $144.2 million (9.7 percent) from the fourth quarter of 2002. The decline in expense year-over-year was primarily due to a $99.7 million reduction in merger and restructuring-related charges, the favorable change in MSR impairment of $54.1 million and cost savings from merger and restructuring-related activities. These positive variances were partially offset by the impact of recent acquisitions, including the branches of Bay View Bank and State Street Corporate Trust. The acquisitions contributed approximately $16.0 million of expense growth to the quarter.

     Noninterest expense in the fourth quarter of 2003 was higher than the third quarter of 2003 by $89.1 million (7.1 percent). The unfavorable variance was primarily due to the MSR repairment ($108.5 million) taken in the third quarter of 2003. No expense was recorded in the fourth quarter

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

of 2003 related to changes in MSR valuations. Partially offsetting this negative variance was other expense, which was $21.7 million (5.9 percent) lower than the prior quarter, primarily reflecting a decline in tax-related liabilities and merchant processing expenses.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	4Q	3Q	2Q	1Q	4Q
	2003	2003	2003	2003	2002

Balance, beginning of period	$2,367.7	$2,367.6	$2,408.5	$2,422.0	$2,460.5

Net charge-offs
Commercial	100.9	123.9	122.9	137.9	136.7
Lease financing	14.9	19.2	26.9	23.0	58.2

Total commercial	115.8	143.1	149.8	160.9	194.9
Commercial mortgages	10.0	5.9	9.3	2.9	13.5
Construction and development	2.9	4.6	2.5	1.0	(0.9)

Total commercial real estate	12.9	10.5	11.8	3.9	12.6

Residential mortgages	7.2	7.3	6.5	5.9	6.6

Credit card	62.3	59.3	64.5	68.7	69.1
Retail leasing	11.3	12.2	12.6	13.9	10.7
Home equity and second mortgages	20.4	23.2	23.9	25.4	24.4
Other retail	55.2	54.3	53.8	55.1	60.2

Total retail	149.2	149.0	154.8	163.1	164.4

Total net charge-offs	285.1	309.9	322.9	333.8	378.5

Provision for credit losses	286.0	310.0	323.0	335.0	349.0
Acquisitions and other changes	—	—	(41.0)	(14.7)	(9.0)

Balance, end of period	$2,368.6	$2,367.7	$2,367.6	$2,408.5	$2,422.0

Net charge-offs to average loans (%)	0.95	1.02	1.10	1.16	1.30

Allowance as a percentage of:
Period-end loans	2.00	1.98	1.98	2.06	2.08
Nonperforming loans	232	202	194	194	196
Nonperforming assets	206	180	174	177	176

Credit Quality

     The allowance for credit losses was $2,368.6 million at December 31, 2003, compared with the allowance for credit losses of $2,367.7 million at September 30, 2003, and $2,422.0 million at December 31, 2002. The ratio of the allowance for credit losses to nonperforming loans was 232 percent at December 31, 2003, compared with 202 percent at September 30, 2003, and 196 percent at December 31, 2002. The ratio of the allowance for credit losses to period-end loans was 2.00

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

percent at December 31, 2003, compared with 1.98 percent at September 30, 2003, and 2.08 percent at December 31, 2002. Total net charge-offs in the fourth quarter of 2003 were $285.1 million, compared with the third quarter of 2003 net charge-offs of $309.9 million and the fourth quarter of 2002 net charge-offs of $378.5 million.

     Commercial and commercial real estate loan net charge-offs were $128.7 million for the fourth quarter of 2003, or .76 percent of average loans outstanding, compared with $153.6 million, or .88 percent of average loans outstanding, in the third quarter of 2003 and $207.5 million, or 1.19 percent of average loans outstanding, in the fourth quarter of 2002. The decline in net charge-offs was broad-based across most industries within the commercial loan portfolio.

     Retail loan net charge-offs of $149.2 million in the fourth quarter of 2003 were essentially flat to the third quarter of 2003 and $15.2 million (9.2 percent) lower than the fourth quarter of 2002. Retail loan net charge-offs as a percent of average loans outstanding were 1.53 percent in the fourth quarter of 2003, compared with 1.54 percent and 1.74 percent in the third quarter of 2003 and fourth quarter of 2002, respectively. Lower levels of retail loan net charges-offs principally reflected the Company’s improvement in ongoing collection efforts and risk management.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

CREDIT RATIOS					Table 9

(Percent)	4Q	3Q	2Q	1Q	4Q
	2003	2003	2003	2003	2002

Net charge-offs ratios*
Commercial	1.14	1.33	1.35	1.54	1.47
Lease financing	1.19	1.52	2.11	1.78	4.27
Total commercial	1.15	1.35	1.44	1.57	1.83

Commercial mortgages	0.20	0.12	0.19	0.06	0.27
Construction and development	0.16	0.25	0.14	0.06	(0.05)
Total commercial real estate	0.19	0.15	0.17	0.06	0.19

Residential mortgages	0.21	0.24	0.24	0.24	0.29

Credit card	4.33	4.20	4.80	5.17	4.84
Retail leasing	0.76	0.83	0.88	0.98	0.75
Home equity and second mortgages	0.62	0.70	0.72	0.76	0.71
Other retail	1.57	1.55	1.59	1.69	1.90
Total retail	1.53	1.54	1.63	1.75	1.74

Total net charge-offs	0.95	1.02	1.10	1.16	1.30

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.06	0.11	0.09	0.10	0.14
Commercial real estate	0.02	0.01	0.02	0.03	0.04
Residential mortgages	0.61	0.63	0.65	0.82	0.90
Retail	0.56	0.57	0.63	0.71	0.72
Total loans	0.28	0.29	0.30	0.34	0.37

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	1.97	2.31	2.27	2.33	2.35
Commercial real estate	0.82	0.75	0.82	0.85	0.90
Residential mortgages	0.91	0.98	1.13	1.37	1.44
Retail	0.62	0.63	0.70	0.77	0.79
Total loans	1.14	1.27	1.32	1.40	1.43

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the fourth quarter of 2003 continued to reflect current economic conditions. Due to the Company’s ongoing efforts to reduce the overall risk profile of the organization, net charge-offs are expected to continue to trend lower.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

ASSET QUALITY					Table 10

($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2003	2003	2003	2003	2002

Nonperforming loans
Commercial	$623.5	$793.9	$795.2	$808.4	$760.4
Lease financing	113.3	111.6	126.6	129.4	166.7

Total commercial	736.8	905.5	921.8	937.8	927.1
Commercial mortgages	177.6	161.5	182.0	174.6	174.6
Construction and development	39.9	40.2	35.3	46.1	57.5

Total commercial real estate	217.5	201.7	217.3	220.7	232.1
Residential mortgages	40.5	46.1	56.0	57.4	52.0
Retail	25.2	21.6	24.2	23.9	26.1

Total nonperforming loans	1,020.0	1,174.9	1,219.3	1,239.8	1,237.3

Other real estate	72.6	70.4	71.5	66.2	59.5
Other nonperforming assets	55.5	73.0	68.9	56.6	76.7

Total nonperforming assets*	$1,148.1	$1,318.3	$1,359.7	$1,362.6	$1,373.5

Accruing loans 90 days or more past due	$329.4	$352.4	$360.7	$403.5	$426.4

Nonperforming assets to loans plus ORE (%)	0.97	1.10	1.14	1.16	1.18

*	does not include accruing loans 90 days or more past due

     Nonperforming assets at December 31, 2003, totaled $1,148.1 million, compared with $1,318.3 million at September 30, 2003, and $1,373.5 million at December 31, 2002. The ratio of nonperforming assets to loans and other real estate was .97 percent at December 31, 2003, compared with 1.10 percent at September 30, 2003, and 1.18 percent at December 31, 2002. Given the Company’s ongoing efforts to reduce the overall risk profile of the organization, nonperforming assets are expected to continue to trend lower.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

CAPITAL POSITION					Table 11

($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2003	2003	2003	2003	2002

Total shareholders’ equity	$19,242	$19,771	$19,521	$18,862	$18,436
Tier 1 capital	14,623	14,589	13,950	13,215	12,941
Total risk-based capital	21,703	21,859	21,392	20,242	20,088

Common equity to assets	10.2%	10.5%	10.0%	10.4%	10.2%
Tangible common equity to assets	6.5	6.6	6.0	6.0	5.7
Tier 1 capital ratio	9.2	9.0	8.5	8.2	8.0
Total risk-based capital ratio	13.6	13.5	13.0	12.6	12.4
Leverage ratio	8.0	8.0	7.8	7.6	7.7

     Total shareholders’ equity was $19.2 billion at December 31 2003, compared with $18.4 billion at December 31, 2002. The increase was the result of corporate earnings offset primarily by dividends, including the special dividend of $685 million related to the spin-off of Piper Jaffray Companies.

     Tangible common equity to assets was 6.5 percent at December 31, 2003, compared with 6.6 percent at September 30, 2003, and 5.7 percent at December 31, 2002. The Tier 1 capital ratio was 9.2 percent at December 31, 2003, compared with 9.0 percent at September 30, 2003, and 8.0 percent at December 31, 2002. The total risk-based capital ratio was 13.6 percent at December 31, 2003, compared with 13.5 percent at September 30, 2003, and 12.4 percent at December 31, 2002. The leverage ratio was 8.0 percent at December 31, 2003, compared with 8.0 percent at September 30, 2003, and 7.7 percent at December 31, 2002. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

COMMON SHARES					Table 12

(Millions)	4Q	3Q	2Q	1Q	4Q
	2003	2003	2003	2003	2002

Beginning shares outstanding	1,927.4	1,924.5	1,919.0	1,917.0	1,914.7

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	10.5	2.9	5.5	2.0	2.3
Shares repurchased	(15.0)	—	—	—	—

Ending shares outstanding	1,922.9	1,927.4	1,924.5	1,919.0	1,917.0

On December 16, 2003, the board of directors of U.S. Bancorp approved an authorization to repurchase 150 million shares of outstanding common stock over the next 24 months. This repurchase program replaced the Company’s previous program, which was set to expire in December 2003. During the fourth quarter of 2003, the Company repurchased 15.0 million shares of common stock in both open market and privately negotiated transactions under these authorizations. As of December 31, 2003, there were approximately 142 million shares remaining to be repurchased under the current authorization.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 13

($ in millions)	Net Operating Earnings**			Percent Change
						Full	Full		4Q 2003
	4Q	3Q	4Q	4Q03 vs	4Q03 vs	Year	Year	Percent	Earnings
Business Line	2003	2003	2002	3Q03	4Q02	2003	2002	Change	Composition

Wholesale Banking	$307.2	$308.7	$262.1	(0.5)	17.2	$1,195.3	$1,115.7	7.1	31%
Consumer Banking	419.8	440.8	390.5	(4.8)	7.5	1,688.4	1,521.0	11.0	43
Private Client, Trust and Asset Management	134.5	129.8	111.3	3.6	20.8	506.5	456.7	10.9	14
Payment Services	196.6	189.0	214.2	4.0	(8.2)	732.8	704.6	4.0	20
Treasury and Corporate Support	(82.8)	(120.9)	(49.6)	31.5	(66.9)	(382.5)	(360.7)	(6.0)	(8)

Consolidated Company	$975.3	$947.4	$928.5	2.9	5.0	$3,740.5	$3,437.3	8.8	100%

*	preliminary data
**	earnings before merger and restructuring-related items, discontinued operations and cumulative effect of change in accounting principles

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2003, certain organization and methodology changes were made and, accordingly, results for 2003 and 2002 have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $307.2 million of the Company’s operating earnings in the fourth quarter of 2003, a 17.2 percent increase over the same period of 2002, but slightly less than the third quarter of 2003. The increase in Wholesale Banking’s fourth quarter 2003 contribution over the fourth quarter of

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

2002 was the result of essentially flat net revenue, lower noninterest expense (8.4 percent), and a favorable variance in the provision for credit losses (45.6 percent). Total net revenue in the fourth quarter of 2003 was essentially flat to the fourth quarter of 2002, the net effect of an unfavorable variance in net interest income (1.3 percent) and higher noninterest income (3.8 percent). The decrease in net interest income was primarily due to declines in average total loans outstanding (3.7 percent), partially offset by increases in average total deposits (20.4 percent). Higher cash management fees (20.0 percent) primarily drove Wholesale Banking’s favorable variance in noninterest income year-over-year. The increase in cash management fees was principally driven by a change during the third quarter of 2003 in the Federal government’s payment methodology for treasury management services from compensating balances to fees. Wholesale Banking’s favorable variance in noninterest expense year-over-year was driven by a decrease in other expense, the result of lower loan workout-related expense relative to the fourth quarter of 2002. The slight decrease in Wholesale Banking’s contribution to operating earnings in the fourth quarter of 2003 from the third quarter of 2003 was the net result of an unfavorable variance in net revenue (3.7 percent) and higher noninterest expense (6.2 percent), offset by a favorable reduction in the provision for credit losses (26.8 percent). Net revenue in the fourth quarter of 2003 was lower than the previous quarter due to decreases in both net interest income (3.1 percent) and noninterest income (5.1 percent). The change in net interest income reflected reductions from the prior quarter in the business line’s average loans outstanding and average deposits, while declines in cash management fees and commercial products revenue led to the unfavorable variance in noninterest income quarter to quarter. The increase in noninterest expense was principally due to higher legal and professional expenses. Lower net charge-offs from improving credit quality drove the favorable variance in provision for credit losses.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $419.8 million of the Company’s operating earnings in the fourth quarter of 2003, a 7.5 percent increase over the same period of 2002, but a 4.8 percent decline from the third quarter of 2003. The increase in Consumer Banking’s fourth quarter 2003 contribution over the fourth quarter of 2002

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

was the result of lower noninterest expense (7.6 percent) and provision for credit losses (16.5 percent), partially offset by an unfavorable variance in net revenue (1.3 percent). Net interest income improved year-over-year (1.8 percent), the result of increases in average loans and average deposits, as well as the acquisition of the Bay View Bank branches in California. Noninterest income also improved in the fourth quarter of 2003 over the same period of 2002, primarily due to positive changes in mortgage banking revenue and investment products fees and commissions. Offsetting the favorable variances in net interest income and noninterest income was a net reduction in gains (losses) on the sale of securities of $38.3 million. Noninterest expense in the fourth quarter of 2003 was lower than the fourth quarter of 2002 (7.6 percent), mainly due to the change in MSR valuation, partly offset by the impact of the acquisition of the Bay View Bank branches. The decline in Consumer Banking’s contribution in the fourth quarter of 2003 from the third quarter of 2003 was primarily the result of a decrease in net interest income (2.7 percent). Variances in noninterest income and noninterest expense were largely offsetting due to the change in MSR valuation and the net reduction in gains (losses) on sale of securities, respectively, quarter to quarter.

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund processing services through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody, and Custody and Fund Services, LLC. Private Client, Trust and Asset Management contributed $134.5 million of the Company’s operating earnings in the fourth quarter of 2003, 20.8 percent higher than the same period of 2002 and 3.6 percent higher than the third quarter of 2003. The favorable variance in the business line’s contribution in the fourth quarter of 2003 over the fourth quarter of 2002 was the result of a favorable variance in net revenue (18.4 percent), partly offset by an unfavorable variance in noninterest expense of (16.9 percent). The increase in net revenue was primarily due to the acquisition of State Street Corporate Trust, which added approximately $30.5 million of net revenue in the fourth quarter of 2003, and increases due to higher equity market valuations and core account growth. Higher total deposit balances (48.2 percent) favorably impacted net interest income year-over-year. The unfavorable variance in expense was, also, primarily due to the acquisition of State Street Corporate Trust, partly offset by business line cost savings year-over-year. The increase in the business line’s contribution (3.6 percent) in the fourth quarter of 2003 over the prior quarter of 2003 was the result of higher net revenue (1.4 percent),

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

lower noninterest expense (1.0 percent) and a $1.3 million decrease in the provision for credit losses. The increase in net interest income from the third quarter of 2003 to the fourth quarter of 2003 was primarily driven by an increase in average total deposits (4.7 percent), while noninterest income benefited from higher equity market valuations, annual fees and core customer growth.

     Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services contributed $196.6 million of the Company’s operating earnings in the fourth quarter of 2003, an 8.2 percent decrease from the same period of 2002, but a 4.0 percent increase over the third quarter of 2003. The decline in Payment Services’ contribution in the fourth quarter of 2003 from the same period of 2002 was the result of lower net revenue (7.2 percent), partially offset by a decline in noninterest expense (5.8 percent) and a lower provision for credit losses (6.3 percent). The reduction in net revenue year-over-year was primarily due to lower net interest income (12.2 percent), which reflected lower spreads on retail credit cards and a reduction in loan fees relative to the prior year’s quarter, in addition to a reduction in other revenue. Other revenue decreased due to gains of $46.5 million on the sale of a co-branded credit card loan portfolio that was completed in the fourth quarter of 2002. Partially offsetting these declines were growth in credit and debit card revenue (6.7 percent), corporate payment products revenue (10.3 percent) and merchant processing services revenue (2.8 percent). Although credit and debit card revenue was negatively impacted in the fourth quarter of 2003 by the VISA debit card settlement and higher customer loyalty rewards expenses, increases in transaction volumes and other rate adjustments more than offset these detrimental changes. Noninterest expense declined (5.8 percent) in the fourth quarter of 2003 from the fourth quarter of 2002, primarily due to savings from the completion of systems integration activity. The increase in Payment Services’ contribution in the fourth quarter of 2003 over the previous quarter was primarily due to seasonally higher net revenue from retail credit and debit card products, partially offset by seasonally lower corporate payment products revenue and higher provision for credit losses.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded an operating loss of ($82.8) million in the fourth quarter of 2003, compared with

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

operating losses of ($49.6) million in the fourth quarter of 2002 and ($120.9) million in the third quarter of 2003. The increase in the loss year-over-year was largely the result of a decrease in net revenue (10.6 percent) and a $29.6 million increase in provision for credit losses relative to the fourth quarter of 2002. The decline in net revenue from the fourth quarter of 2002 was primarily due to a net reduction in gains (losses) on the sale of securities. The decrease in the business line’s loss in the fourth quarter of 2003 from the third quarter of 2003 was the result of favorable variances in net revenue (18.5 percent) and noninterest expense (5.0 percent).

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, January 20, 2004, AT 1:00 p.m. (CST). To access the conference call, please dial 800-245-3043 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-2422. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, January 20, 2004, and will run through Tuesday, January 27, 2004, at 11:00 p.m. (CST). To access the recorded message dial 888-566-0152. If calling from outside the United States, please dial 402-220-9186.

     Minneapolis-based U.S. Bancorp (“USB”), with $189 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,243 banking offices and 4,425 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Fourth Quarter 2003 Results
January 20, 2004

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
Consolidated Statement Of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars and Shares in Millions, Except Per Share Data)
(Unaudited)	2003	2002	2003	2002

Interest Income
Loans	$1,796.0	$1,913.6	$7,272.0	$7,743.0
Loans held for sale	31.3	57.5	202.2	170.6
Investment securities
Taxable	432.5	372.1	1,654.6	1,438.2
Non-taxable	6.3	10.3	29.4	46.1
Other interest income	21.6	27.9	99.8	96.0

Total interest income	2,287.7	2,381.4	9,258.0	9,493.9
Interest Expense
Deposits	245.1	343.7	1,096.6	1,485.3
Short-term borrowings	43.5	41.6	166.8	222.9
Long-term debt	166.0	205.3	702.2	834.8
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	23.6	33.2	103.1	136.6

Total interest expense	478.2	623.8	2,068.7	2,679.6

Net interest income	1,809.5	1,757.6	7,189.3	6,814.3
Provision for credit losses	286.0	349.0	1,254.0	1,349.0

Net interest income after provision for credit losses	1,523.5	1,408.6	5,935.3	5,465.3
Noninterest Income
Credit and debit card revenue	153.4	143.7	560.7	517.0
Corporate payment products revenue	88.7	80.4	361.3	325.7
ATM processing services	40.3	41.7	165.9	160.6
Merchant processing services	146.0	142.0	561.4	567.3
Trust and investment management fees	246.6	213.6	953.9	892.1
Deposit service charges	186.6	186.4	715.8	690.3
Cash management fees	116.3	102.6	466.3	416.9
Commercial products revenue	98.5	108.3	400.5	479.2
Mortgage banking revenue	91.9	88.4	367.1	330.2
Investment products fees and commissions	36.2	35.0	144.9	132.7
Securities gains (losses), net	(.1)	106.2	244.8	299.9
Other	92.2	137.4	370.4	398.8

Total noninterest income	1,296.6	1,385.7	5,313.0	5,210.7
Noninterest Expense
Salaries	539.4	545.1	2,176.8	2,167.5
Employee benefits	81.3	83.0	328.4	317.5
Net occupancy	91.9	96.1	372.6	375.9
Furniture and equipment	69.7	71.6	271.1	282.8
Communication	37.8	38.5	157.2	145.7
Postage	43.2	41.7	175.8	172.4
Other intangible assets	124.2	156.7	682.4	553.0
Merger and restructuring-related charges	7.6	107.3	46.2	321.2
Other	347.3	346.6	1,386.4	1,404.5

Total noninterest expense	1,342.4	1,486.6	5,596.9	5,740.5

Income from continuing operations before income taxes and cumulative effect of accounting change	1,477.7	1,307.7	5,651.4	4,935.5
Applicable income taxes	507.4	449.1	1,941.3	1,707.5

Income from continuing operations before cumulative effect of accounting change	970.3	858.6	3,710.1	3,228.0
Income (loss) from discontinued operations (after-tax)	6.7	(38.9)	22.5	(22.7)
Cumulative effect of accounting change (after-tax)	—	—	—	(37.2)

Net income	$977.0	$819.7	$3,732.6	$3,168.1

Earnings Per Share
Income from continuing operations before cumulative effect of accounting change	$.50	$.45	$1.93	$1.68
Discontinued operations	.01	(.02)	.01	(.01)
Cumulative effect of accounting change	—	—	—	(.02)

Net income	$.51	$.43	$1.94	$1.65

Diluted Earnings Per Share
Income from continuing operations before cumulative effect of accounting change	$.50	$.45	$1.92	$1.68
Discontinued operations	—	(.02)	.01	(.01)
Cumulative effect of accounting change	—	—	—	(.02)

Net income	$.50	$.43	$1.93	$1.65

Dividends declared per share	$.240	$.195	$.855	$.780

Average common shares	1,927.3	1,916.2	1,923.7	1,916.0
Average diluted common shares	1,950.8	1,923.6	1,936.2	1,924.8

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2003	2002

Assets
Cash and due from banks	$8,630	$10,758
Investment securities
Held-to-maturity	152	233
Available-for-sale	43,182	28,255
Loans held for sale	1,433	4,159
Loans
Commercial	38,526	41,944
Commercial real estate	27,242	26,867
Residential mortgages	13,457	9,746
Retail	39,010	37,694

Total loans	118,235	116,251
Less allowance for credit losses	(2,369)	(2,422)

Net loans	115,866	113,829
Premises and equipment	1,957	1,697
Customers’ liability on acceptances	121	140
Goodwill	6,025	6,325
Other intangible assets	2,124	2,321
Other assets	9,796	12,310

Total assets	$189,286	$180,027

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$32,470	$35,106
Interest-bearing	74,749	68,214
Time deposits greater than $100,000	11,833	12,214

Total deposits	119,052	115,534
Short-term borrowings	10,850	7,806
Long-term debt	31,215	28,588
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	2,601	2,994
Acceptances outstanding	121	140
Other liabilities	6,205	6,529

Total liabilities	170,044	161,591
Shareholders’ equity
Common stock	20	20
Capital surplus	5,851	5,799
Retained earnings	14,508	13,105
Less treasury stock	(1,205)	(1,272)
Other comprehensive income	68	784

Total shareholders’ equity	19,242	18,436

Total liabilities and shareholders’ equity	$189,286	$180,027